EXHIBIT 19.1

Insider Trading Policy

I.Purpose

The purpose of this policy (this “Policy”) is to describe specific requirements and restrictions on the ability of directors, officers and employees of Lazard, Inc. and its subsidiaries (“Lazard” or the “Firm”) to transact in securities issued by Lazard1 and the securities of other companies. The Firm has adopted this Policy to ensure compliance with applicable laws and regulations and to avoid even the appearance of improper conduct by anyone associated with Lazard. All members of the board of directors, officers and employees of Lazard are expected to abide by the Policy. The transactions subject to this Policy are also subject to the Firm’s policies and procedures with respect to personal securities trading,2 as well as local regulatory requirements.

This Policy may be amended or modified in any respect at any time.

II.Prohibition on Insider Trading

U.S. federal and state securities laws impose important restrictions on trading by individuals who are in possession of material non-public information (“MNPI”) regarding a company. Under U.S. federal and state securities laws and this Policy, no Covered Person (as defined below) who is in possession of MNPI may (i) conduct or execute any transaction, including transfers or gifts, involving Lazard Securities, or securities issued by another company, on the basis of MNPI or (ii) “tip” any MNPI to another person who may use such information to trade in Lazard Securities or such other company’s securities. For examples of information that may constitute MNPI, see Appendix A.

III.Scope

This Policy and the prohibition against trading on insider information apply to (collectively, “Covered Persons”):
a)Board members, officers, all other domestic and international employees of Lazard and its subsidiaries and other people who gain access to the Firm’s inside information, including contractors and consultants (collectively, “Insiders”);
b)Immediate family members, including parents, siblings, parents-in-law, siblings-in-law and children-in-law who share the same household of Insiders (collectively, “Family Members”);
c)anyone to whom an Insider provides, or from whom an Insider receives, material support (including children over the age of 21) (collectively, “Financially-supported Individuals” and, together with Family Members, collectively, “Related Persons”); and
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1. For purposes of this Policy, Lazard Securities include common stock, options to purchase common stock, preferred stock, convertible securities, warrants, bonds, debentures, notes, and any other type of equity or debt securities that Lazard may issue, as well as derivative securities that are not issued by Lazard, such as exchange-traded put or call options and swaps relating to Lazard Securities.
2.See the Firm’s policies and procedures with respect to personal securities trading for more information on transactions involving Lazard Securities and for specific restrictions, limitations and procedures relating to the trading of Lazard Securities. Policies and procedures with respect to personal securities trading may differ depending on your jurisdiction and business role at the Firm. All Covered Persons are responsible for being familiar with, and abiding by, the specific policies and procedures that pertain to them.

d)any entity or account over which the Insider or a Related Person, as described above, have or share the power, directly or indirectly, to make investment decisions (whether or not such persons have a financial interest in the entity or account) and those entities or accounts established or maintained by such persons with their consent or knowledge and in which such persons have a direct or indirect financial interest.

Each person listed above is individually responsible for complying with this Policy and ensuring the compliance of any Related Persons and related entities or accounts whose transactions are subject to this Policy. Accordingly, if you are subject to this Policy, you should make your family and household members aware of the need to confer with you before they transact in Lazard Securities or the securities of another company, and you should treat all such transactions, for the purposes of this Policy and applicable securities laws concerning trading while in possession of MNPI, as if the transactions were for your own account.

In all cases, the responsibility for determining whether an individual is in possession of MNPI rests with that individual, and any action on the part of Lazard or any other employee pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.

Insiders that are in possession of MNPI concerning the Firm or other companies at the time of termination of their services to Lazard remain subject to the restrictions set forth in this policy relating to transactions in Lazard Securities and the securities of other companies while in possession of MNPI.

In addition, the Firm itself must comply with U.S. securities laws applicable to its own securities trading activities, and must not enter into transactions related to its securities, or adopt any securities repurchase plans, when it is in possession of MNPI concerning the Firm, other than in compliance with applicable law.

IV.Blackout Periods and Trading Windows for Lazard Securities

Quarterly Blackout Period

All Covered Persons and related entities or accounts whose transactions are subject to this Policy must not conduct or execute any transaction, including transfers or gifts, involving Lazard Securities during a “blackout period”. In general, blackout periods are enforced during the period beginning 15 calendar days prior to the end of each quarter and ending two business days after the release of Lazard’s quarterly or annual earnings on Form 8-K. Blackout periods are subject to change, however, and Covered Persons should consult the Firm’s Chief Compliance Officer for current information about blackout periods and trading windows.

In limited circumstances and on a case-by-case basis, the Firm’s General Counsel or Chief Compliance Officer may make exceptions to the blackout period trading restriction.

Event-Specific Blackout Period

From time to time, as a result of certain events or developments, certain Insiders may be subject to event-specific blackout periods during which time they must not conduct or execute any transactions, including transfers or gifts, involving Lazard Securities.

V.Exceptions

The prohibition on conducting or executing transactions involving Lazard Securities during a blackout period does not apply to the following transactions, except as specifically noted:

a)Mutual Funds. The blackout period trading restriction does not apply to transactions in publicly-traded mutual funds that hold Lazard Securities.
b)Restricted Stock Units and Other Similar Equity-Based Awards. The blackout period trading restriction does not apply to the vesting or settlement of restricted stock units or other similar equity-based awards, or to the Firm’s withholding of shares to satisfy tax withholding requirements upon the vesting or settlement of any restricted stock units or other similar equity-based awards (even if the method of withholding is pursuant to an election). The trading restrictions do apply, however, to any market sale of shares of Lazard common stock, including net shares received upon vesting or settlement of these awards after the applicable tax withholding.
c)Stock Option Exercises. The blackout period trading restriction does not apply to exercises of: (i) stock options where no Lazard common stock is sold in the market to fund the option exercise price or related taxes (i.e., a net exercise where the individual tenders shares back to the Firm to cover the financial obligation from the stock option exercise or where cash is paid to exercise the option), or (ii) a tax withholding obligation pursuant to which the Firm withholds shares subject to an option to satisfy tax withholding requirements. The trading restrictions do apply, however, to subsequent sales of Lazard common stock received upon the net exercise or the exercise of options in which the proceeds are used to fund the option exercise price (i.e., a cashless exercise of options) or related taxes.
d)Trusts and Brokerage Accounts. The blackout period trading restriction does not apply to an individual’s transfer of Lazard Securities to a trust or brokerage account where that individual, or one or more persons living in that individual’s home, has investment control over the assets held in the trust or brokerage account. The blackout period trading restriction does apply, however, to any sale or other transaction of any Lazard Securities held in such trust or brokerage account.
e)10b5-1 Trading Plans. The blackout period trading restriction does not apply to transactions executed pursuant to written plans for trading securities that comply with Rule 10b5-1 (“10b5-1 Plans”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that have been previously approved by Lazard’s General Counsel or Corporate Secretary. The blackout period trading restriction does apply, however, to any adoption, modification, or termination of such 10b5-1 Plans.

Even if a proposed transaction is not subject to the blackout period trading restriction because of one of the specific exceptions described above, such transaction may still be subject to Legal and Compliance Department pre-approval requirements as described below and/or additional restrictions, limitations and procedures described in the Firm’s policies and procedures with respect to personal securities trading.

For the avoidance of doubt, a standing or limit order that could get executed during the blackout period is subject to the blackout period trading restriction even if the order is placed before the blackout period begins.

VI.Pre-Approval Policy and Procedures

All Insiders, as well as each of their Related Persons and related entities or accounts whose transactions are subject to this Policy, must obtain prior approval from the Legal and Compliance Department before engaging in any transaction, including transfers or gifts, involving Lazard Securities.3
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3 See the Firm’s policies and procedures with respect to personal securities trading for more detailed information on submitting pre-approval requests.

A request for approval must be submitted to the Legal and Compliance Department prior to execution of the proposed transaction. The Legal and Compliance Department is under no obligation to approve a transaction submitted for approval and may determine not to approve it.

If a transaction is approved, it must be submitted for execution within the period specified by the Legal and Compliance Department, and if such transaction is not completed within the applicable period, the transaction must be approved again before it may be executed. Notwithstanding receipt of prior approval, an individual must not execute a transaction involving Lazard Securities if he or she subsequently becomes aware of MNPI regarding Lazard prior to executing the transaction.

The foregoing pre-approval requirements do not apply to transactions in a Managed Account. A Managed Account refers to an account where the account holder has given full discretion to a third-party money manager or investment advisor pursuant to an investment management agreement, and the account holder exercises no discretion and otherwise provides no input over the investment decisions.

Insiders who are subject to reporting obligations under Section 16 of the Exchange Act must promptly notify the General Counsel or Corporate Secretary (or their respective designees) after the execution of any transaction, including transfers or gifts, involving Lazard Securities. If a person seeks prior approval and the proposed transaction is not approved, then he or she must refrain from initiating the transaction and shall not inform any other person of the restriction.

The Legal and Compliance Department may also require certain employees to preclear certain transactions with the Legal and Compliance Department and the employee’s manager, including transactions involving Lazard Securities. Such individuals will be expressly notified of any such requirements.

VII.Additional Prohibited Transactions

a)Hedging and Derivatives. Insiders are prohibited from engaging in any derivative transactions (including transactions involving options, puts, calls, prepaid variable forward contracts, equity swaps, collars and exchange funds or other derivatives) that are designed to hedge or speculate on any change in the market value of Lazard’s equity securities. Hedging and derivative transactions may create the appearance that an Insider is trading based on MNPI and is focused on short-term performance at the expense of the Firm’s long-term objectives.
b)Short Sales. Insiders may not engage in short sales of Lazard Securities. A “short sale” is generally the sale of a security you do not own. This type of activity is inherently speculative in nature and is contrary to the best interests of the Firm and its stockholders.

VIII.Consequences of Violations

Violations of the insider trading laws can carry both criminal and civil penalties. Potential legal penalties include liability for the Firm and for individuals. For an individual, insider trading may result in criminal penalties, including fines, jail time or both, and the Securities and Exchange Commission has the authority to seek civil monetary penalties. Private parties may also bring civil actions seeking damages against any person purchasing or selling a security while in the possession of material, non-public information. In addition, violations of this policy may lead to closure of the applicable account, the voiding or reversal of the relevant transaction (and the violator is responsible for any losses, costs or expenses arising in connection with such voiding or reversal), as well as disciplinary actions, up to and including termination.

Appendix A

Material Non-Public Information

Material Information

Information is considered “material” if it would affect the price of the issuer’s securities if it were public or if knowledge of this information by an average prudent investor would influence his judgment to buy or sell such securities. In either case, such information should be considered material and no trading should be effected or recommended in the issuer’s securities, nor should this information be given to others until the information has been publicly disseminated. Put another way, information is material if it has potential “market significance”, meaning that (1) there is a substantial likelihood that knowledge of the information would be considered important by a reasonable investor in making an investment decision regarding an issuer’s securities, or (2) there is a substantial likelihood that a reasonable investor would consider disclosure of the information to alter significantly the “total mix” of information publicly available relating to an issuer’s securities. As a common sense guide, information should be considered material if public disclosure of the information could potentially affect the price of an issuer’s securities. The following are categories of nonpublic information that may be considered MNPI about Lazard depending on the particular circumstances at the time of a potential transaction in Lazard Securities:

•a joint venture, merger, acquisition, exchange or tender offer;
•the declaration or omission of dividends or the determination of earnings;
•a stock split or stock dividend;
•the acquisition or loss of a significant contract;
•a significant new product or discovery;
•a significant cybersecurity incident;
•a change in control;
•a change in senior management;
•a call of securities for redemption;
•the borrowing of a significant amount of funds;
•the public or private sale of a significant amount of additional securities;
•significant litigation;
•the purchase or sale of a significant asset or assets;
•a significant change in capital investment plans;
•a significant labor dispute or disputes with subcontractors or suppliers;
•an event requiring the filing of a report under the Securities Exchange Act;
•establishment of a program to make purchases of the Firm’s own shares;
•a tender or exchange offer for another company’s securities;
•significant write-offs or changes in the Firm’s earnings or projections;
•significant change in operations such as curtailment of operation, significant decline in orders, or major cost overruns;
•defaults on long-term obligations or under the terms thereof;
•cash flow or other liquidity problems such as decreased collection from customers, decrease or loss of credit from banks, suppliers or other financial institutions, or inability to meet obligations as they mature;
•a news story or analyst’s report on the Firm will be forthcoming in the near future; and
•knowledge or awareness of market activity by other persons designed to increase or decrease the price of a security or which is likely to have that effect.

This list is intended to be illustrative only and is not exhaustive. Many other types of information may be material at any particular time depending upon the circumstances. There is no bright-line test for assessing materiality, and it is often assessed with the benefit of hindsight. As a result, before engaging in any transaction you should carefully consider how the transaction may be construed in hindsight.

Non-Public Information

In general, material information is considered to be publicly disseminated when it has been released to the press media and a reasonable period of time has elapsed to allow this information to be distributed and analyzed. The time period required for sufficient public dissemination varies with the size of the trading market for the issuer’s securities, and the importance and complexity of the information and the method of its distribution.

Generally, a current rumor in the marketplace regarding non-public information that is known to an individual is not sufficient disclosure to permit trading or recommendations to trade or passing on the non-public information to others. Information should be considered non-public unless an individual can point to some specific fact or event indicating that the information has been generally disseminated to the public, such as disclosure in a press release, over a wire service, on the broad tape, in newspapers or in publicly filed documents such as a proxy statement or prospectus.

Information should also be considered non-public even when it has been publicly disclosed until a reasonable period of time has elapsed following disclosure for the information to be “digested” by the securities markets. What constitutes a reasonable period of time will vary depending on a number of factors, including the nature of the information. The dissemination of a rumor in the marketplace should not be considered to be sufficient disclosure to constitute public disclosure of non-public information that would allow trading or recommendations to trade or passing on of the non-public information to others. Furthermore, firm employees should not participate in the dissemination or perpetuation of market rumors.